UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

BARRIER THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 25, 2008

Dear Stockholder:

It is my pleasure to invite you to the 2008 Annual Meeting of Stockholders of Barrier Therapeutics, Inc., to be held on Wednesday, June 4, 2008 at 10:00 a.m., local time, at our corporate headquarters located at 600 College Road East, Suite 3200, Princeton, New Jersey, 08540.

During the Annual Meeting, we will discuss each item of business described in the Notice of Annual Meeting and Proxy Statement that follows, update you on important developments in our business and respond to any questions that you may have about Barrier Therapeutics.

Your vote is important. Whether or not you expect to attend the meeting, please vote your shares following the instructions on the proxy card; sign and return the proxy card in the enclosed envelope; or vote in person at the meeting.

On behalf of your Board of Directors, thank you for your continued support and interest in Barrier Therapeutics. I look forward to seeing you at the meeting on June 4, 2008.

Very truly yours,

Alfred Altomari

Chief Executive Officer

BARRIER THERAPEUTICS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on June 4, 2008

TO THE STOCKHOLDERS OF BARRIER THERAPEUTICS, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of BARRIER THERAPEUTICS, INC., a Delaware corporation (the “Company”), will be held at our headquarters located at 600 College Road East, Suite 3200, Princeton, New Jersey, 08540, on Wednesday, June 4, 2008 at 10:00 a.m. local time. At the meeting, the holders of the Company’s outstanding common stock will act upon the following matters:

1. To elect three Class I directors;

2. To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2008; and

3. To transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

All stockholders of record as of the close of business on April 14, 2008 are entitled to notice of the Annual Meeting and to vote at the Annual Meeting and any postponements or adjournments thereof. A list of stockholders of the Company entitled to vote at the Annual Meeting will be available for inspection by any stockholder at the Annual Meeting and during normal business hours at the Company’s corporate offices during the 10-day period immediately prior to the date of the Annual Meeting.

By Order of the Board of Directors,

ALBERT C. BRISTOW

Secretary

Important Notice Regarding the Availability of

Proxy Materials for the Annual Meeting of Stockholders to be held on June 4, 2008

Our proxy statement is attached. Financial and other information concerning our company is contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. Pursuant to new rules promulgated by the SEC we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement and our 2007 Annual Report on Form 10-K are available on our website at www.barriertherapeutics.com.

Princeton, New Jersey

April 25, 2008

EACH STOCKHOLDER IS URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF A STOCKHOLDER DECIDES TO ATTEND THE MEETING, HE OR SHE MAY, IF SO DESIRED REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.

BARRIER THERAPEUTICS, INC.

600 COLLEGE ROAD EAST, SUITE 3200

PRINCETON, NEW JERSEY 08540

PROXY STATEMENT

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Barrier Therapeutics, Inc., referred to herein as the “Company”, “Barrier”, “we”, “us” and “our”, for use at the 2008 Annual Meeting of Stockholders, referred to herein as the “Annual Meeting”, to be held at our headquarters located at 600 College Road East, Suite 3200, Princeton, New Jersey, 08540 on Wednesday, June 4, 2008 at 10:00 a.m., local time, and any postponements or adjournments thereof. This Proxy Statement and the accompanying proxy card are being distributed on or about April 30, 2008.

Matters for Consideration at the Annual Meeting

At the Annual Meeting, our stockholders will be asked to consider and to vote upon the following:

1. To elect three Class I directors. Our Board of Directors, or the Board, has nominated the following candidates: Alfred Altomari, Charles F. Jacey, Jr., and Edward L. Erickson;

2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008; and

3. For such other matters as may properly come before the Annual Meeting.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE FOREGOING PROPOSALS.

GENERAL INFORMATION

Persons Making the Solicitation

Execution and return of the enclosed proxy card are being solicited by and on behalf of the Board for the purposes set forth in the notice of meeting. The costs incidental to the solicitation and obtaining of proxies, including the cost of reimbursing banks and brokers for forwarding proxy materials to their principals, will be borne by us. Proxies may be solicited, without extra compensation, by our officers and employees, both in person and by mail, telephone, facsimile and other methods of communication.

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, including consolidated financial statements and other information with respect to us and our subsidiaries, is being mailed to our stockholders with this Proxy Statement.

Voting Securities of the Company

Only our stockholders of record at the close of business on April 14, 2008, the record date, are entitled to notice of the Annual Meeting and to vote at the Annual Meeting. As of April 14, 2008, we had outstanding 35,169,441 shares of our common stock, par value $0.0001, also referred to herein as common stock. The holders of a majority of such shares, represented in person or by proxy, shall constitute a quorum at the Annual Meeting. A quorum is necessary before business may be transacted at the Annual Meeting except that, even if a quorum is not present, the stockholders present in person or by proxy shall have the power to adjourn the meeting from time to time until a quorum is present. Each stockholder entitled to vote shall have the right to one vote for each share of common stock outstanding in such stockholder’s name.

The shares of common stock represented by each properly executed proxy card will be voted at the Annual Meeting in the manner directed therein by the stockholder signing such proxy card. The proxy card provides spaces for a stockholder to vote for the Board’s nominees, or to withhold authority to vote for any or all of the nominees, for election as directors. Directors are to be elected by a plurality of the votes cast at the Annual Meeting. With respect to any other matter that may properly be brought before the Annual Meeting, the affirmative vote of a majority of the votes cast by stockholders entitled to vote thereon is required to take action, unless a greater percentage is required either by law or by our amended and restated certificate of incorporation or our second amended and restated bylaws. In determining the number of votes cast with respect to any voting matter, only those cast “for” or “against” are included. Abstentions will be considered present and entitled to vote at the Annual Meeting but will not be counted as votes cast. Accordingly, abstentions will have no effect on the vote. Similarly, where brokers submit proxies but are prohibited from, and thus refrain from exercising discretionary authority in voting shares on certain matters for beneficial owners who have not provided voting instructions with respect to such matters (commonly referred to as “broker non-votes”), those shares will be considered present and entitled to vote at the Annual Meeting but will not be counted as votes cast as to such matters and thus will have no effect on the vote.

If a signed proxy card is returned and the stockholder has given no direction regarding a voting matter, the shares will be voted with respect to that matter by the proxy agents as recommended by the Board. Execution and return of the enclosed proxy card will not affect a stockholder’s right to attend the Annual Meeting and vote in person. Any stockholder that executes and returns a proxy card has the right to revoke it by giving notice of revocation to our Secretary at any time before the proxy is voted.

PROPOSAL #1

ELECTION OF DIRECTORS

Our amended and restated certificate of incorporation provides for a Board consisting of nine members divided into three classes, with each class serving for a staggered three-year term. Our Board currently consists of nine directors and is classified with respect to terms of office into three classes. Our Class I directors are Alfred Altomari, Charles F. Jacey, Jr., and Edward L. Erickson. Our Class II directors are Carl W. Ehmann, M.D., Peter Ernster and Carol Raphael. Our Class III directors are Srinivas Akkaraju, M.D., Ph.D., Robert E. Campbell, and Geert Cauwenbergh, Ph.D.

Each Class I director elected at the Annual Meeting will serve until the 2011 annual meeting of stockholders and until such director’s successor has been elected and qualified, except in the event of such director’s earlier death, resignation or removal. The term of office of the Class II directors will expire at the annual meeting of stockholders to be held in 2009 upon the election and qualification of their successors, and the term of office of the Class III directors will expire at the annual meeting of stockholders to be held in 2010.

Our Board has nominated Alfred Altomari, Charles F. Jacey, Jr., and Edward L. Erickson for election as the Class I directors. Charles F. Jacey, Jr. and Edward L. Erickson are existing directors, and Alfred Altomari was appointed by the Board on January 25, 2008. The persons named as proxy agents in the enclosed proxy card intend (unless instructed otherwise by a stockholder) to vote for the election of Alfred Altomari, Charles F. Jacey, Jr., and Edward L. Erickson as the Class I directors. In the event that a nominee should become unable to accept nomination or election (a circumstance that the Board does not expect), the proxy agents intend to vote for any alternate nominee designated by the Board or, in the discretion of the Board, the position may be left vacant.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH CLASS I NOMINEE.

Vote Required for the Election of Directors

The affirmative vote of the holders of a plurality of the shares of common stock present and voting at the Annual Meeting is required to elect each of the nominees for director. Each share of common stock which is represented, in person or by proxy, at the Annual Meeting will be accorded one vote on each nominee for director. For purposes of this vote, abstentions and broker non-votes will, in effect, not be counted. The Board recommends that stockholders vote FOR the election of each of the nominees named above.

Set forth below is certain information with respect to each nominee for director and each other person currently serving as our director whose term of office will continue after the Annual Meeting, including the class and term of office of each such person. This information has been provided by each director at our request. None of our directors are related to each other or any of our executive officers.

Name	Age	Position
Peter Ernster(1)	66	Chairman of the Board
Alfred Altomari.	49	Chief Executive Officer and Director
Srinivas Akkaraju, M.D., Ph.D.(2)	39	Director
Robert E. Campbell(1)	74	Director
Geert Cauwenbergh, Ph.D.	54	Director
Carl W. Ehmann, M.D.(2)	65	Director
Edward L. Erickson(2)(3)	61	Director
Charles F. Jacey, Jr.(3)	72	Director
Carol Raphael(1)(3)	67	Director

(1)	Member of the Compensation Committee.

(2)	Member of the Corporate Governance and Nominating Committee.
(3)	Member of the Audit Committee.

Class I—Director Nominees for the Term Continuing until 2011

Alfred Altomari has been our director since January 2008 and has been our Chief Executive Officer since April 1, 2008. Prior to that Mr. Altomari served as our Chief Operating Officer from February 2006 to March 2008. From August 2003 until February 2006, Mr. Altomari served as our Chief Commercial Officer. Before joining us, Mr. Altomari was at affiliates of Johnson & Johnson from 1982 to 2003 where he most recently served as General Manager of the Ortho Neutrogena prescription drug development group. Mr. Altomari also serves as a director of Auxilium Pharmaceuticals, Inc. and Agile Therapeutics, Inc. Mr. Altomari received his bachelor’s degree in Science with a dual major in finance and accounting from Drexel University and received his M.B.A. from Rider University.

Edward L. Erickson has been our director since January 2006. Currently, Mr. Erickson is a consultant and advisor to life sciences-based companies and venture capital firms. He serves as the Chairman, and interim President and CEO of Cellatope Corporation, a private, development-stage company in the field of autoimmune disease diagnostics. He is a director of BioTrove, Inc., a private company that develops, manufactures and markets innovative instruments and consumables for genomic analysis, high-throughput screening and molecular diagnostics. Mr. Erickson also serves as a director of several other private medical products companies. From March 1999 to December 2005, Mr. Erickson served as the CEO of Immunicon Corporation, a NASDAQ-listed company focused on cell- and molecular-based human diagnostic and life science research products and analytical services to pharmaceutical and biotechnology companies, and from 1998 to 2007, served as Chairman of the Board of Immunicon. Previously, from 1993 to 1998, Mr. Erickson was the President and CEO of DepoTech Corporation, a biopharmaceutical company in the drug delivery field, and from 1991 to 1993, was the President and CEO of Cholestech Corporation, a diagnostics company in point-of-care cholesterol testing and screening. Earlier in his career he held senior management positions with Amersham International plc and The Ares-Serono Group. He has previously served as a director of other public and private medical products companies, including Tapestry Pharmaceuticals, Inc. (formerly NaPro Biopharmaceuticals, Inc.), a NASDAQ-listed pharmaceutical company, from 2000 to 2005. Mr. Erickson earned his B.S. and M.S. degrees from the Illinois Institute of Technology, and an MBA with high distinction from the Harvard Business School.

Charles F. Jacey, Jr. has been our director since September 2004. Mr. Jacey is a retired Senior Partner of Coopers & Lybrand, L.L.P. where he was with the firm for 40 years. Mr. Jacey previously served as National Vice Chairman at Coopers & Lybrand, L.L.P. for over 10 years during which time he had responsibility for various United States geographic regions and several staff organizations. He was also in charge of International Operations for five years. He was elected to the firm’s Executive Committee five times serving three Chairmen over 15 years. While at Coopers & Lybrand, Mr. Jacey provided professional services to major multinational companies. Mr. Jacey received his B.B.A. from Pace University and is a Certified Public Accountant. Mr. Jacey currently serves on the Board of Directors for The Greater New York Insurance Company, the Police Athletic League of New York and is also a member of the Board of Trustees for Pace University.

Class II—Directors with Term Continuing until 2009

Carl W. Ehmann, M.D. has been our director since September 2004. Dr. Ehmann is a private pharmaceutical industrial consultant, and is a member of our Scientific Advisory Board. He previously worked at Hoffman-LaRoche, Inc., Bristol-Myers and Johnson & Johnson where he respectively served as Director of Clinical Research/Dermatology, Department of Medical Research at Hoffman-LaRoche, Inc.; Vice President, Pharmaceutical Research & Development/ Dermatology at Bristol-Myers; and, as Executive Vice President and

Head of Global Research & Development for Consumer Products, Inc. at Johnson & Johnson. Dr. Ehmann also serves on the board for the Medical University of South Carolina Foundation for Research Development. Dr. Ehmann received his M.D. and B.A. in Biology from the State University of New York at Buffalo and is a Fellow of the American Academy of Dermatology.

Peter Ernster has been our Chairman since June 2006 and a director since September 2003. In December 2000, Mr. Ernster retired from Merck & Co., Inc. as Senior Vice President, Business Management of the U.S. Pharmaceutical Division, after a 27 year career in which he held a wide range of management positions in Merck’s domestic and international businesses. Prior to joining Merck in 1974 as European Counsel, Mr. Ernster practiced international commercial law for six years in New York City. He is currently also Chairman of the Board of Sopherion Therapeutics, Inc., an oncology company, and serves on the Business Advisory Board of Medem, Inc. Mr. Ernster completed his undergraduate studies at New York University, receiving a bachelor’s degree in Economics and European History. A graduate of Rutgers University School of Law, Mr. Ernster completed advanced studies at Columbia University’s Parker School of Foreign and Comparative Law.

Carol Raphael has been our director since August 2005. Ms. Raphael currently serves as the President and Chief Executive Officer of the Visiting Nurse Service of New York, the largest nonprofit home health care organization in the U.S. Prior to joining the Visiting Nurse Service, Ms. Raphael held positions as Director of Operations Management at Mount Sinai Medical Center and Deputy Commissioner of the Human Resources Administration in charge of the Medicaid and Public Assistance programs in New York City. Ms. Raphael was a member from 1999 to 2005 of the Medicare Payment Advisory Commission (MedPAC), the commission that advises Congress on Medicare payment and policies. She served on the New York State Hospital Review and Planning Council from 1992 to 2004 and chaired its Fiscal Policy Committee. Ms. Raphael also currently serves on the Boards of American Foundation for the Blind, Continuing Care Leadership Coalition, Lifetime Health Companies, New York eHealth Collaborative and Pace University. She has an M.P.A. from Harvard University’s Kennedy School of Government and has completed its senior executive program. Ms. Raphael was recently listed in the Crain’s New York Business Top 25 Most Influential Businesswomen in New York City.

Class III—Directors with Term Continuing until 2010

Srinivas Akkaraju, M.D., Ph.D. has been our director since May 2002. Srinivas Akkaraju is a Managing Director of Panorama Capital, LLC, a private equity firm founded by the former venture capital investment team of J.P. Morgan Partners, LLC, a private equity division of JPMorgan Chase & Co. Panorama Capital is advising J.P. Morgan Partners as to its investment in the Company. Prior to August 1, 2006, Mr. Akkaraju was a Partner with J.P. Morgan Partners, LLC.

Robert E. Campbell has been our director since September 2004. Mr. Campbell is a retired executive from Johnson & Johnson after having served as Vice Chairman of the Board of Directors from April 1989 to January 1995 and in various other positions including Vice Chairman of the Executive Committee, Chairman of the Professional Sector and Chief Financial Officer. Mr. Campbell received a B.S. degree from Fordham University and an M.B.A. from Rutgers University. He is also the recipient of honorary doctorate degrees from Fordham University and the University of Medicine and Dentistry of New Jersey. Mr. Campbell is presently the Chairman of the Board of Advisors of The Cancer Institute of New Jersey and past Chairman and present board member of The Robert Wood Johnson Foundation and Fordham University.

Geert Cauwenbergh, Ph.D. is our founder. Dr. Cauwenbergh served as our Chairman of the Board and Chief Executive Officer from September 2001 until June 2006 and as Chief Executive Officer and Director from June 2006 until March 2008. Prior to joining us, Dr. Cauwenbergh was at Johnson & Johnson Consumer and Personal Care Products Companies from 2000 to 2002 where he served in various capacities, most recently as Vice President of Technology. From 1994 to 2000, Dr. Cauwenbergh was at Johnson & Johnson Consumer

Companies Worldwide where he served in various capacities, most recently as Vice President of Research & Development. He received his Ph.D. in Medical Sciences from the Catholic University of Leuven, Faculty of Medicine, Belgium where he also completed his Masters and undergraduate work. Dr Cauwenbergh serves as Vice Chairman on the Board of Trustees of the Biotechnology Counsel of New Jersey, and as director of with Ablynx N.V. and Euroscreen S.A., both biotechnology companies located in Belgium. He has been the author of numerous publications in the fields of Dermatology and Infectious Diseases.

PROPOSAL #2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has appointed Ernst &Young LLP, as our independent registered public accounting firm to perform the audit of our financial statements for the fiscal year ending December 31, 2008, and the stockholders are being asked to ratify that appointment. Ernst & Young LLP, an independent registered public accounting firm, has audited our consolidated balance sheets for the last five years, and the related consolidated statements of operations, stockholders’ equity (deficiency) and cash flows since inception, as set forth in their report. We have included our financial statements in our Annual Report on Form 10-K in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Representatives from Ernst & Young LLP are expected to be present at the Annual Meeting. These representatives will have the opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions from stockholders.

We are asking our stockholders to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the Board is submitting the appointment of Ernst & Young LLP for ratification as a matter of good corporate practice. If the stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will consider whether to appoint another independent registered public accounting firm before the end of 2008. Even if the appointment is ratified, our Audit Committee may in its discretion appoint a different independent registered public accounting firm at any time during the year if the Committee determines that such a change would be in the best interests of us and our stockholders.

Vote Required for Ratification of Independent Registered Public Accounting Firm

The affirmative vote of the holders of a majority of the shares of Common stock present and voting at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008. Each share of Common stock which is represented, in person or by proxy, at the Annual Meeting will be accorded one vote on this proposal. For purposes of this vote, abstentions and broker non-votes will in effect not be counted.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

EXECUTIVE OFFICERS

The following table identifies our current executive officers as of the date of filing of this document:

Name	Age	Position
Alfred Altomari(1)	49	Chief Executive Officer and Director
Albert C. Bristow(2)	38	General Counsel and Secretary
Braham Shroot(3)	65	Chief Scientific Officer
Dennis P. Reilly(4)	49	Vice President, Finance and Principal Accounting Officer
Anne M. VanLent(5)	60	Executive Vice President, Chief Financial Officer and Treasurer

(1)	Alfred Altomari was appointed our Chief Executive Officer effective April 1, 2008. From August 2003 until February 2006, Mr. Altomari served as our Chief Commercial Officer. Prior to joining us, Mr. Altomari was at affiliates of Johnson & Johnson from 1982 to 2003 where he most recently served as General Manager of the Ortho Neutrogena prescription drug development group. Mr. Altomari also serves as a director of Auxilium Pharmaceuticals, Inc. and Agile Therapeutics, Inc. Mr. Altomari received a bachelor’s degree in Science with a dual major in finance and accounting from Drexel University and received his M.B.A. from Rider University. On January 25, 2008, Mr. Altomari was elected as a member of our Board of Directors.
(2)	Albert C. Bristow has been our General Counsel since October 2003. Mr. Bristow was an attorney with Morgan, Lewis & Bockius LLP in Princeton, New Jersey, from January 2000 until joining us, and an attorney with Archer & Greiner, P.C. in Haddonfield, New Jersey, from September 1995 until January 2000. Mr. Bristow received a bachelor’s degree in the Arts from Lafayette College and a J.D. from the University of Pennsylvania.
(3)	Braham Shroot, Ph.D. has served as the Company’s Chief Scientific Officer since May 2007. Prior to joining the Company, from 1999 to 2007, Dr. Shroot served as the Chief Scientific Officer and Vice President of Research and Development for DFB Pharmaceuticals family of companies (DPT Laboratories, DFB BioScience, Healthpoint, Coria Laboratories and Phyton Biotech). From 1979 to 1997 Dr. Shroot was the Vice General Manager of Galderma CIRD, a division of the L’Oreal Group, and President of Galderma Research, Inc. from 1998 to 1999, where he established a basic retinoid research group and then directed the facility’s move to New Jersey in 1999. Dr. Shroot began his career with Pfizer, Inc. serving as a principal scientist from 1970 to 1976, and later as group leader from 1976 to 1979, where he specialized in antimicrobial and antifungal drug design and development. Dr. Shroot has a Bachelor of Science in Chemistry and a Doctorate of Philosophy degree in Organic Chemistry, both from Glasgow University, in Glasgow, Scotland, United Kingdom. He followed with postdoctoral research in the team of Professor RB Woodward, Nobel Laureate, on vitamin B12 at Harvard University and is an inventor on over 50 patents and author of over 260 publications.
(4)	Dennis P. Reilly was appointed our Chief Financial Officer effective May 1, 2008. From June 2006 until April 2008 Mr. Reilly served as Principal Accounting Officer. Mr. Reilly has also been our Vice President of Finance since September 2005. Prior to joining us, from May 2002 until September 2005, Mr. Reilly was Senior Director and Controller of The Medicines Company. From September 2000 through April 2002, Mr. Reilly was the U.S. Controller of Orbiscom, Inc. Mr. Reilly also spent 17 years with Mobil Corporation in various accounting and finance roles. Mr. Reilly received a bachelor’s degree in Accounting from Villanova University and a master’s degree in Finance from Virginia Tech University. Mr. Reilly is also a Certified Public Accountant.
(5)	Anne M. VanLent served as our Executive Vice President, Chief Financial Officer and Treasurer from May 2002 until April 2008. Prior to joining us, Ms. VanLent served as a principal of the Technology Compass Group, LLC, a healthcare/technology consulting firm, since she founded it in October 2001. From July 1997 to October 2001, she was the Executive Vice President—Portfolio Management for Sarnoff Corporation, a multidisciplinary research and development firm. Ms. VanLent also currently serves as a director of Penwest Pharmaceuticals Co. and Integra Lifesciences Holdings Corp. She received a bachelor’s degree in Physics from Mount Holyoke College and did graduate work in biophysics.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of April 14, 2008 for:

•	each of our named executive officers;

•	each of our directors;

•	all of our directors and executive officers as a group; and

•	all persons known by us to beneficially own more than 5% of our common stock.

The number of shares beneficially owned by each stockholder is determined under rules issued by the Securities and Exchange Commission. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares that an individual or entity has the right to acquire beneficial ownership of within 60 days of April 14, 2008 through the exercise of any warrant, stock option or other right. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned (1)
Executive Officers and Directors:
Alfred Altomari(2)	264,606	*
Albert C. Bristow(3)	124,582	*
Dennis P. Reilly(4)	59,062	*
Braham Shroot, Ph.D.(5)	39,375	*
Anne M. VanLent(6)	295,550	*
Srinivas Akkaraju, M.D., Ph.D.(7)	2,676,840	7.6%
Robert E. Campbell(8)	70,000	*
Geert Cauwenbergh, Ph.D.(9)	916,083	2.6%
Carl W. Ehmann, M.D.(10)	83,979	*
Edward L. Erickson(11)	46,000	*
Peter Ernster(12)	109,000	*
Charles F. Jacey, Jr.(13)	64,600	*
Carol Raphael(14)	54,000	*
All current directors and executive officers as a group(13 persons)(15)	4,803,677	13.2%

5% Stockholders:
Johnson & Johnson(16)	3,753,749	10.7%
Columbia Wanger Asset Management, L.P.(17)	2,845,000	8.1%
JPMP Capital Corp.(18)	2,676,840	7.6%
TL Ventures V L.P.(19)	1,967,671	5.6%
MPM BioVentures III-QP, L.P.(20)	1,946,788	5.5%
Magnetar Capital Partners, L.P.(21)	2,223,296	6.3%

*	Less than 1%.
(1)	Unless otherwise indicated, the address of each beneficial owner is c/o Barrier Therapeutics, Inc., 600 College Road East, Suite 3200, Princeton, New Jersey 08540. Our calculation of the percentage of shares beneficially owned is based on 35,169,441 shares of our common stock outstanding as of April 14, 2008.
(2)	Includes 204,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 14, 2008.

(3)	Includes 101,450 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 14, 2008.
(4)	Includes 40,249 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 14, 2008.
(5)	Includes 39,375 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 14, 2008.
(6)	Includes 146,698 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 14, 2008. Also includes 1,000 shares of common stock owned by Ms. VanLent’s mother’s irrevocable living trust.
(7)	Includes 20,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 14, 2008. Dr. Akkaraju is a Managing Director of Panorama Capital, LLC, a private equity firm founded by the former venture capital investment team of J.P. Morgan Partners, LLC, a private equity division of JPMorgan Chase & Co. However he disclaims beneficial ownership of shares held by JPMP Capital Corp., except to the extent of his pecuniary interest therein, if any.
(8)	Includes 64,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 14, 2008.
(9)	Includes 280,470 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 14, 2008. Also includes 9,000 shares owned by Dr. Cauwenbergh’s wife, 1,000 shares owned by his daughter and 1,000 shares owned by his son.
(10)	Includes 82,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 14, 2008.
(11)	Includes 44,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 14, 2008.
(12)	Represents 109,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 14, 2008.
(13)	Includes 64,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 14, 2008.
(14)	Represents 54,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 14, 2008.
(15)	Includes 1,249,242 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 14, 2008.
(16)	As reported on an Amended Schedule 13G filed on February 9, 2006, the ownership consists of 2,641,311 shares held by Janssen Pharmaceutica Products, L.P., 856,028 shares held by Johnson & Johnson Consumer Companies, Inc. and 256,410 shares held by Johnson & Johnson Development Corporation. Johnson & Johnson is the ultimate parent of Janssen Pharmaceutica Products, L.P., Johnson & Johnson Consumer Companies, Inc. and Johnson & Johnson Development Corporation. The principal business address of Johnson & Johnson is 1 Johnson & Johnson Plaza, New Brunswick, New Jersey 08933.
(17)	As reported on Schedule 13G filed on January 24, 2008. The principal business address of Columbia Wanger Asset Management, L.P. is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.
(18)	As reported on an Amended Schedule 13G filed on February 13, 2008. The principal business address of JPMP Capital Corp. is 1221 Avenue of the Americas, New York, New York 10020.
(19)	Includes 1,934,217 shares held by TL Ventures V L.P. and 33,454 shares held by TL Ventures V Interfund L.P. TL Ventures V LLC is the general partner of TL Ventures V Management L.P., the general partner of TL Ventures V L.P. and the general partner of TL Ventures V Interfund L.P. TL Ventures V LLC’s members are Robert E. Keith, Jr., Mark J. DeNino and Christopher Moller, each of which may be deemed to have shared voting and dispositive power over the shares held by both TL Ventures V L.P. and TL Ventures V Interfund L.P. TL Ventures V LLC disclaims beneficial ownership of all shares, except to the extent of any indirect pecuniary interest therein. The principal business address of TL Ventures V L.P. is 700 Building, 435 Devon Park Drive, Wayne, Pennsylvania 19087.
(20)

As reported on an Amended Schedule 13G filed on February 14, 2007, the ownership consists of 1,620,553 shares held by MPM BioVentures III-QP, L.P., 136,957 shares held by MPM BioVentures III GmbH & Co. Beteiligungs KG, 108,961 shares held by MPM BioVentures III, L.P., 48,942 shares held by MPM

BioVentures III Parallel Fund, L.P. and 31,375 shares held by MPM Asset Management Investors 2003 BVIII LLC. MPM Capital LP and Medical Portfolio Management LLC, its general partner, are direct or indirect parents and/or control persons of MPM BioVentures III LLC, funds managed or advised by them, including the funds listed in this footnote above, and the general partners of such funds, and may be deemed to beneficially hold the securities owned by such entities. The principal business address of MPM BioVentures III-QP, L.P. is 200 Clarendon Street, 54th Floor, Boston, MA 02116. Mr. Simon’s address is c/o MPM BioVentures III-QP, L.P., 200 Clarendon Street, 54th Floor, Boston, MA 02116.

(21)	As reported on Schedule 13G filed on February 13, 2008. The principal business address of Magnetar Capital Partners, L.P. is 1603 Orrington Avenue, 13th Floor, Evanston, IL, 60201.

BOARD STRUCTURE AND COMPENSATION

Board of Directors’ Meetings and Committees

Our Board has an Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee, each of which operates under a charter that has been approved by the Board. Each of our respective committee charters are posted under Investor Relations, Corporate Governance on our website at www.barriertherapeutics.com. During fiscal year 2007, the Board held six (6) meetings and acted by unanimous consent twice, the Audit Committee held ten (10) meetings, the Compensation Committee held two (2) meetings and acted by unanimous written consent six (6) times, and the Corporate Governance and Nominating Committee held two meetings (2) and acted by unanimous written consent once. During 2007, each director attended at least 75% of the aggregate number of meetings of the Board and of the Board committee or committees on which they served during the year.

Audit Committee. The members of our Audit Committee are Edward L. Erickson, Charles F. Jacey, Jr., and Carol Raphael. Mr. Jacey chairs the committee. Our Audit Committee assists our Board in its oversight of our financial reporting and accounting processes, and our risk and control environment. Management has the primary responsibility for the preparation of financial statements and the reporting processes, including the system of internal controls. Our independent registered public accountants are responsible for auditing our annual financial statements and issuing a report on the financial statements. In this context, the oversight function of our Audit Committee includes:

•	a review of the audits of our financial statements, including the integrity of our financial statements and internal controls over financial reporting;

•	a review of our compliance with legal and regulatory requirements;

•

a review of the performance of our independent registered public accounting firm, including the engagement of the independent registered public accounting firm and the monitoring of the independent registered public accounting firm’s qualifications and independence;

•	the preparation of the report required to be included in our annual proxy statement in accordance with Securities and Exchange Commission rules and regulations; and

•	a review of the quarterly and annual reports filed with the Securities and Exchange Commission.

Compensation Committee. The members of our Compensation Committee are Robert E. Campbell, Peter Ernster and Carol Raphael. Mr. Campbell chairs the committee. The purpose of our Compensation Committee is to establish and periodically review the philosophy and the adequacy of compensation plans and programs relating to compensation of our executive officers and all other employees. Specific responsibilities of our Compensation Committee include:

•	establishing and periodically reviewing our compensation philosophy and the adequacy of compensation plans and programs for our executive officers and other employees;

•	establishing compensation arrangements and incentive goals for our executive officers and administering compensation plans;

•	reviewing the performance of our executive officers and awarding incentive compensation and adjusting compensation arrangements as appropriate based upon performance;

•	reviewing and monitoring our management development and succession plans and activities; and

•	preparing our report on executive compensation for inclusion in our annual proxy statement in accordance with Securities and Exchange Commission rules and regulations.

Corporate Governance and Nominating Committee. The members of our Corporate Governance and Nominating Committee are Srinivas Akkaraju, M.D., Ph.D., Carl W. Ehmann, M.D. and Edward L. Erickson. Dr. Ehmann chairs the committee. The purpose of our Corporate Governance and Nominating Committee is to advise our Board regarding its operations. In particular, our Corporate Governance and Nominating Committee assists our Board in its operations by:

•

identifying individuals qualified to serve as directors, recommending to our Board the director nominees for the next annual meeting of stockholders and recommending to our Board individuals to fill vacancies on the Board;

•	recommending to our Board the responsibilities of each Board committee, the structure and operation of each Board committee, and the director nominees for assignment to each Board committee;

•	overseeing our Board’s annual evaluation of its performance and the performance of other Board committees; and

•	periodically reviewing corporate governance guidelines applicable to us.

Director Compensation

The following table provides compensation information for the year ended December 31, 2007 for each non-employee member of our Board of Directors.

(a)	(b)	(d)	(h)
Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	Total ($)
Srinivas Akkaraju, M.D., Ph.D.	$25,000	$21,294	$46,294
Robert E. Campbell	32,500	61,960	94,460
Charles F. Jacey, Jr.	34,500	61,960	96,460
Carl W. Ehmann(1)	38,000	61,960	99,960
Edward L. Erickson	29,500	56,931	86,431
Peter Ernster(2)	68,000	155,054	223,054
Carol Raphael	29,500	71,488	100,988
Nicholas J. Simon III	15,375	—	15,375

(1)	This amount includes $5,000 paid to Mr. Ehmann as compensation for his services as a member of the Company’s Scientific Advisory Board.
(2)	This amount includes $14,000 paid to Mr. Ernster as additional compensation for his service as chairman of the Board beginning in June 2006, which was paid in 2007.

Cash Compensation for Services as a Non-Employee Director

We compensate our non-employee directors through a mix of cash compensation and stock option grants. Below is a summary of the compensation guidelines effective January 1, 2007.

Annual Board Retainer:

Non-Employee Chairman of the Board	$40,000
Non-Employee Lead Director, if any	22,500
Non-Lead Director*	12,500
Per Meeting Fee (in person)	2,000
Per Meeting Fee (by teleconference)	500

Annual Retainer for Committee Members (including non-employee Chairman of the Board, if he serves):

Chairperson of the Audit Committee	$10,000
Audit Committee Members	5,000
Chairperson of any other Committee	8,000
Other Committee Members	2,000
Per Committee Meeting Fee (in person or by phone)	0

*	This amount will increase to $20,000 per year effective July 1, 2008.

Non-cash compensation to the directors is as follows:

Upon election to the Board, a non-employee director receives an initial option grant to purchase 24,000 shares of the Company’s common stock, which is immediately exercisable and vests in four equal annual installments upon completion of each year of service as a Board member. During each year thereafter while in service to the board, a non-employee director receives an annual option grant to purchase 10,000 shares of the Company’s common stock to vest fully on the first anniversary after grant. Additionally, a non-employee Chairman of the Board, if he serves, will receive an annual option grant to purchase 25,000 shares of the Company’s common stock to vest fully on the first anniversary after grant. All such options are granted at the fair market value (closing price) on the date of grant. Any unvested shares purchased under such options are subject to repurchase by the Company upon such director’s cessation of Board service at the lower of the exercise price paid per share and the fair market value per share of common stock at the time of repurchase. We are obligated to reimburse members of the Board who are not employees for all reasonable expenses incurred in connection with their attendance at directors’ meetings. Directors who are also our officers or employees will not receive compensation for their services as directors.

Beginning January 1, 2007, directors could elect to receive their annual retainer fee for the calendar year in shares of our common stock instead of cash. Such an election must apply to the entire retainer fee for the calendar year; partial conversions will not be permitted. Once the election is made, the election will remain in place from year to year unless otherwise changed by the director at the December Board meeting prior to the year for which the changed election is to be effective. For 2008, only one of our directors made this election.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee. None of the members of our Compensation Committee has ever been our employee.

Affirmative Determination Regarding Director Independence and Other Corporate Governance Matters

We operate within a comprehensive plan of corporate governance for the purpose of defining director independence, assigning Board responsibilities, setting high standards of professional and personal conduct for directors, officers and employees and assuring compliance with such responsibilities and standards. We regularly monitor developments in the area of corporate governance. In July 2002, Congress passed the Sarbanes-Oxley Act of 2002 which, among other things, established or provided the basis for a number of new corporate governance standards and disclosure requirements. In addition, NASDAQ adopted changes to its corporate governance and listing requirements. The Board has also adopted corporate governance guidelines, which are posted under Investor Relations, Corporate Governance on our website at www.barriertherapeutics.com.

Our Board has determined that the following directors, constituting seven of our nine directors and thus a majority of the Board, are each an “independent director” under applicable NASDAQ Stock Market, LLC or NASDAQ, and SEC rules: Srinivas Akkaraju, M.D., Ph.D., Carol Raphael, Edward L. Erickson, Charles F. Jacey, Jr., Carl W. Ehmann, M.D., Peter Ernster, and Robert E. Campbell. Our Board also has determined that each member of the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee meet the independence requirements applicable to those committees as prescribed by NASDAQ, the Securities and Exchange Commission, the Internal Revenue Service and the applicable committee charters. Our Board has further determined that Charles F. Jacey, Jr., who chairs the Audit Committee, is an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K promulgated by the Securities and Exchange Commission.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion & Analysis

This section provides information regarding the compensation program in place for the Company’s Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”, the three most highly-compensated executive officers other that the CEO and CFO, as well as our former Chief R&D Officer (collectively, the “Named Executive Officers” or “NEOs”) for 2007.

Objectives of Our Compensation Program

The Company’s Compensation Committee (the “Committee”) is responsible for establishing compensation plans and programs for the executive officers and recommending these programs to the independent members of the Board for approval.

The Company maintains the philosophy that its compensation program for employees, including NEOs, should be directly and materially linked to the interests of the Company and its stockholders. We strive to ensure that our compensation program is competitive, reasonable and fundamentally fair to all stakeholders. Our compensation program is designed to:

•	attract, secure and retain high quality individuals possessing the skills necessary for the development and growth of the Company;

•	motivate and encourage employees to perform at a high level;

•	support our overall business objectives;

•	reward employees for their contributions to the Company; and

•	closely align the compensation paid with the performance of the individual and the Company on both a short term and long term basis.

Overview of Compensation Components and Their Purpose

The total compensation program consists of the following components, each of which has a specific purpose. Except for the severance agreement component, each element of compensation described below is available to all employees.

Compensation Component	Purpose

Base Salary and Benefits	Attract and retain employees with current competitive compensation that is fixed, liquid and predictable.

Initial Sign-on Stock Options

Attract employees in a competitive market and encourage employee ownership in Company stock to align the interests of the employees and stockholders.

Retain employees over time as the stock options vests over a period of several years.

Annual Long-Term Incentives • Stock Options • Restricted Stock	Encourage employees to focus on the long-term success of the Company, primarily as reflected in sustained increases in the Company’s stock price over a period of several years.

Compensation Component	Purpose

Annual Cash Awards

Encourage employees to focus on the individual and corporate goals and objectives for a particular year established at the beginning of the year.

Reward individual employees for exceptional performance in a particular year and convey to the employee that he or she is valued by the Company.

Severance Agreements

Attract and retain executive officers.

Provide continuity of management in the event of an actual or potential fundamental corporate change.

Help to assure that executives remain focused on the Company’s business and the best interests of the stockholders in the event of an actual or potential fundamental corporate change.

In general, the Committee believes that the compensation program should reflect a balance between compensation and long-term incentives. Although the Committee has not established a policy or target for the allocation of percentages for each of the components of compensation listed above, the Committee believes that allocating a significant portion of total compensation to the performance-based annual cash awards and long term incentives will effectively align the interests of executives, and employees generally, with the Company’s stockholders. This balance reinforces our pay for performance philosophy. It also enables the Company to attract individuals who are willing to sacrifice a portion of their current earnings and the retirement benefits generally offered by larger pharmaceutical companies for the potential for long-term gains in a less stable and riskier environment.

Role of Executive Officers in Compensation Decisions

The Committee is empowered to review and approve, or in some cases recommend for the approval of the full Board of Directors, the annual compensation and compensation for the Company’s NEOs. In performing its evaluation, the Committee takes into account the views of the other members of the Board. For the NEOs other than the CEO, the Committee’s decision is informed by the recommendation of the CEO. The Committee can and has in the past, exercised its discretion in modifying any of the CEO’s compensation recommendations. The Company’s Vice President of Human Resources supports the Committee in its work.

Description of Compensation Components

Base Salary and Benefits. The Committee annually reviews base salary levels for its NEOs, using information obtained from both the Radford Life Sciences Survey and data from peer companies, and sets base salary levels that are appropriately aligned with companies that are of comparable size. The Committee also considers performance, level of experience, length of time of service in a position, and scope of responsibility when setting base salaries. Salary is included in the NEO’s compensation package because the Committee believes it is both necessary and appropriate that a portion of the compensation be in a form that is fixed, liquid and predictable. The Company makes available health and welfare benefits, a 401(k) plan with an employer matching contribution feature and an employee stock purchase plan for the NEOs on terms generally available to all Company employees. The Compensation Committee believes that such benefits are comparable to those offered by other companies of similar size, market, and growth profile.

Neither the Committee nor the Company has utilized an outside compensation consultant to help set compensation levels. For 2007, the Committee and the Company used the following companies as a basis for comparison of its various compensation levels:

Acusphere, Inc.	Depomed, Inc.	Indevus Pharmaceuticals, Inc.
Auxillium Holdings, Inc.	Discovery Laboratories, Inc.	Middlebrook Pharmaceuticals, Inc. (f/k/a advancis.com, Inc.)
Cell Therapeutics, Inc.	DUSA Pharmaceuticals, Inc.
CollaGenex Pharmaceuticals, Inc.	Entremed, Inc.	Nitromed, Inc.
Cytokinetics, Inc.	Genitope Corporation	Renovis, Inc.
	GTx, Inc.	Santarus, Inc.
SciClone Pharmaceuticals, Inc.

The Committee also periodically reviews the appropriateness of this peer group, based on changes in the Company’s size and revenues over time. In general, although the Committee recognizes the value in utilizing peer group and industry survey data to ensure that our compensation program is competitive and in assessing its reasonableness, the Committee believes that the ultimate compensation decisions must be primarily based on the unique circumstances of the Company and the talents, merits and responsibilities of the individuals.

Sign-On Stock Options. The Committee encourages all employees to build an ownership position, over time, in the Company’s common stock. In addition to the equity granted under the Company’s Annual Incentive Plan, or AIP, described below, each employee is provided with an initial grant of stock options when the employee first joins the Company. The Committee periodically reviews information from the Radford Life Sciences Survey on new-hire options made to employees at various salary levels and then sets a range in which sign-on options can be granted for each employee level. These initial grants are intended to supplement the employee’s base salary and to bring the total compensation to a level that the Company believes is competitive with the amounts paid by the Company’s competitors based on summary data. These initial grants also have the potential to yield significant returns over time if the Company is successful, thereby serving as an additional motivator for the employee and a retention tool for the Company. The initial grants vest 25% on the first anniversary of the date of grant and thereafter in 36 equal monthly installments.

Similar to all employees, a new NEO who joins the Company would also receive a sign-on stock option grant. Dr. Braham Shroot received a new hire option grant in May of 2007 for the purchase of 120,000 shares of stock. Also, in connection with their recent promotions to Chief Executive Officer and Chief Financial Officer, Mr. Altomari and Mr. Reilly received grants of 320,000 and 70,000 stock options, respectively. Each of these grants vest 25% on the first anniversary of the date of grant and thereafter in 36 equal monthly installments.

Annual Long Term Incentives and Cash Awards. The Committee has established a performance based AIP that is designed to enhance stockholder value by providing the Company’s eligible employees, including NEOs, with ongoing incentive to achieve specific annual objectives. For 2008, the Committee approved an AIP that includes target objectives in the areas of revenue, level of cash burn, product development and life cycle management. The program also provides the Company a tool to attract, retain, and motivate qualified personnel, allowing the Company to compete with industry peers. The Committee believes strongly that a combination of targets requiring the achievement of short-term operating goals and longer-term strategic objectives translates directly into increasing the long-term value of the Company’s stock. The goals and objectives are developed at the beginning of each year by the Committee based on preliminary recommendations from management and input from the Board. In establishing the goals, the Committee strives to ensure that the incentives provided pursuant to the AIP are consistent with the strategic goals for the Company and that the objectives are sufficiently ambitious. Under the AIP there is no provision for a mandatory minimum incentive award and the Committee and the Board retain full discretion as to the total amount of cash and equity, if any, to be distributed. The Committee reserves the discretion to reduce or not make AIP payments even if the applicable performance goals are met. Likewise, awards can exceed targets when quantitative and qualitative goals are exceeded.

Under the AIP, eligible participants can earn a cash bonus based on a percentage of their base salary, and can earn an equity award. The equity awards to the NEOs, as well as other eligible employees based on level, are made in the form of stock options and restricted stock. Similar to establishing base salary levels and sign-on equity grants, the Committee utilizes data from both the Radford Life Sciences Survey and industry peers to set target AIP incentive levels. The Committee sets long term incentive levels that are appropriately aligned with companies of similar size. In making the equity awards, the Committee applies a “1 to 3” ratio, meaning that each share of restricted stock has a value equivalent to 3 stock options. All equity awards are made pursuant to our 2004 Stock Incentive Plan (the “2004 Plan”), which has been approved by the Company’s stockholders. Generally, these equity grants vest 25% on the date of grant with the remainder to vest in three successive equal annual installments measured from the date of grant. For the NEOs, other than the CEO, the target equity grants vary by position up to a maximum of 37,500 stock options and 12,500 shares of restricted stock. For the CEO, the target number of stock options is 85,000 shares and the target number of shares of restricted stock is 28,333.

The incentive cash bonus targets also vary by level of responsibility, and awards are dependent on the actual achievement level of the predetermined corporate and individual objectives. Based on industry data, cash bonus awards can vary significantly. For instance, based on level of responsibility associated with the position of CEO, the target cash bonus for that position is equal to 50% of base salary. For the executive officers, other than the CEO, the target cash bonus is equal to 35% of the officer’s base salary. For 2007, the AIP included target objectives in the areas of revenue, level of cash burn, product development and life cycle management. Therefore, the 2007 AIP incentive cash awards were paid based on the achievement of approximately 62% of the Company’s predetermined objectives.

In connection with the 2007 Annual Incentive Plan, on March 11, 2008 the Committee approved annual cash incentive awards for 2007, payable in cash, stock options and restricted stock to the NEOs, as follows:

Name	Cash Award ($)	Option Award (#/shares)	Restricted Stock Award (#/shares)
Geert Cauwenbergh, Ph.D.	$84,500	85,000	28,333
Alfred Altomari	$50,500	50,000	16,667
Albert C. Bristow	$50,500	17,500	5,833
Braham Shroot, Ph.D.	$45,000	37,500	12,500
Dennis P. Reilly	$41,750	12,500	4,167
Anne M. VanLent	$72,000	30,000	10,000

For each of the NEOs the stock options granted have an exercise price of $3.35 per share (the closing price of common stock on the date of grant, March 14, 2008), and vest as follows: 25% on the date of grant and thereafter in a series of three (3) successive equal annual installments measured from the date of grant. Similarly, the shares of restricted stock granted on March 14, 2008, had a fair market value on the date of grant of $3.35 per share, and vest as follows: 25% on the date of grant, and thereafter in a series of three (3) successive equal annual installments measured from the date of grant.

CEO Compensation for 2007. As discussed above, the Company’s compensation program includes base salary, and a cash and equity award based incentive program. Dr. Cauwenbergh participates in the same compensation program applicable to other named executive officers. The Committee’s objective is to correlate Dr. Cauwenbergh’s remuneration with the Company’s performance and the achievement of predetermined goals. Dr. Cauwenbergh’s cash incentive award was paid in March 2008 for fiscal year 2007 performance goal results. If the Company had achieved 100% of its stated goals then Dr. Cauwenbergh would have received a cash bonus equal to 50% of his 2007 base salary. However, since the Committee determined that the Company had achieved approximately 62% of the target, Dr. Cauwenbergh’s cash bonus award was $84,500, or half of his potential target cash bonus for 2007. Dr. Cauwenbergh was also granted incentive stock options to purchase 85,000 shares of common stock and awarded 28,333 shares of restricted stock.

Accounting and Tax Consideration

Our stock option grant policies have been impacted by the implementation of SFAS No. 123R, which we adopted in 2006. Under this accounting pronouncement, we are required to value unvested stock options granted prior to our adoption of SFAS 123R under the fair value method and expense those amounts in the income statement over the stock option’s remaining vesting period.

Section 162(m) of the Internal Revenue Code generally provides that a publicly held company such as the Company may not deduct compensation paid to any named executive officer in excess of $1 million per year, unless certain requirements are met. Compensation attributable to options granted under our equity compensation plan is expected to qualify for an exemption from the $1 million limit of Section 162(m). The Committee monitors, and will continue to monitor, the effect of Section 162(m) on the deductibility of such compensation and intends to optimize the deductibility of such compensation to the extent deductibility is consistent with the objectives of our executive compensation program. The Committee weighs the benefits of full deductibility with the other objectives of the executive compensation program and, accordingly, may pay compensation subject to the deductibility limitations of Section 162(m) when the Committee believes that such payments are appropriate, and in the best interests of the Company and its stockholders, after taking into consideration changing business conditions and the performance of its employees. For example, the Committee chose to grant shares of restricted stock to our named executive officers in 2007 and 2008, notwithstanding the absence of a Section 162(m) exemption for such grants, because the Committee believes that such grants are a more effective retention device during all market cycles and have the added potential of reducing share dilution, relative to stock option awards.

Summary Compensation Table

The following summary compensation table sets forth information concerning compensation for services rendered in all capacities during the year ended December 31, 2007 awarded to, earned by or paid to our NEOs.

(a)	(b)	(c)		(d)			(e)		(f)		(i)			(j)
Name and Principal Position	Year	Salary ($)		Bonus(1) ($)			Stock Awards ($)		Option Awards ($)		All Other Compensation(2) ($)			Total ($)
Geert Cauwenbergh Chief Executive Officer	2007 2006	$ $	334,750 322,500	$ $	84,500 98,000		$ $	247,328 80,492	$ $	615,836 397,861	$ $	2,963 2,046		$ $	1,285,377 900,899

Anne M. VanLent Executive Vice President and Chief Financial Officer	2007 2006	$ $	272,000 263,875	$ $	72,000 55,000		$ $	74,444 23,531	$ $	252,871 159,459	$ $	3,799 2,150		$ $	675,114 504,015

Alfred Altomari Chief Operating Officer	2007 2006	$ $	283,250 265,167	$ $	50,500 58,000		$ $	126,969 32,818	$ $	316,117 222,281	$ $	2,628 2,030		$ $	779,464 580,296

Albert C. Bristow General Counsel and Secretary	2007 2006	$ $	218,750 209,000	$ $	50,500 48,000		$ $	57,077 19,444	$ $	166,058 185,573	$ $	2,300 2,018		$ $	494,685 464,035

Braham Shroot, Ph.D., Chief Scientific Officer(3)	2007		$196,875		$95,000	(4)		—		$160,286		$4,900			$457,061

Charles T. Nomides Chief Research and Development Officer(5)	2007 2006	$ $	176,958 242,125	$ $	— 57,000		$ $	39,765 11,145	$ $	108,495 122,140	$ $	375,229 46	(6)	$ $	700,447 432,456

(1)	Amounts listed in this column constitute awards earned under the Company’s AIP for 2007 but which were paid on March 14, 2008.

(2)	Consists of imputed income for group term life insurance and 401(k) matching contribution.
(3)	Dr. Shroot joined the Company and has served as the Chief Scientific Officer since May 2007.
(4)	This amount includes a new hire bonus of $50,000.
(5)	Mr. Nomides resigned as Chief Research and Development Officer effective September 13, 2007.
(6)	This amount includes $679 of imputed income for group term life insurance. This amount also includes the following amounts under a severance agreement with Mr. Nomides dated September 13, 2007: salary of $253,000, bonus of $88,550, and a pro-rated bonus for 2007 of $33,000.

Stock Options and Restricted Stock

In 2004 the Company adopted 2004 Stock Incentive Plan. The 2004 Plan allows the Company to offer shares of its common stock to key employees, Directors, advisors and consultants pursuant to option grants, stand-alone stock appreciation rights, direct stock issuances and other stock based awards. As of December 31, 2007, options to purchase an aggregate of 3,125,901 shares of common stock had been granted pursuant to the plan, 150,391 shares of restricted common stock had been issued under the plan which is subject to future vesting, and options to purchase 497,769 shares had been exercised. At December 31, 2007, 1,073,967 shares of common stock remained available under the plan for future grants. However, the number of shares of common stock reserved for issuance under the 2004 Plan will automatically increase each year on the first trading day in January of each calendar year by an amount equal to 5% of the total number of shares of common stock outstanding on the last trading day in December, not in excess of 1,000,000 shares.

Grants of Plan-Based Awards

The following table sets forth each grant made to an executive officer during the year ended December 31, 2007.

(a)	(b)	(i)	(j)		(k)	(l)
Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)		Exercise or Base Price of Option Awards ($/sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)
Geert Cauwenbergh, Ph.D., CEO	4/3/07 4/3/07	21,000	63,000		6.87 6.87	$ $	144,270 263,295

Anne M. VanLent, EVP & CFO	4/3/07 4/3/07	6,667	20,000		6.87 6.87	$ $	45,802 83,586

Alfred Altomari, COO	4/3/07 4/3/07	15,000	45,000		6.87 6.87	$ $	103,050 188,068

Albert C. Bristow, General Counsel	4/3/07 4/3/07	4,417	13,250		6.87 6.87	$ $	30,345 55,375

Braham Shroot, Ph.D., CSO	5/16/07	—	120,000	(3)	5.83		$434,999

Charles T. Nomides, Chief R&D Officer(4)	4/3/07 4/3/07	8,333	25,000		6.87 6.87	$ $	57,248 104,482

(1)	Grants of Stock Options and Restricted Stock made on April 3, 2007 were made pursuant to the Company’s Annual Incentive Plan and vest 25% on the date of grant, and in three subsequent equal annual installments on the anniversary of the date of grant.
(2)	All grants of equity are granted with an exercise or fair market value of the closing price of the Company’s common stock on the date of grant.
(3)	This grant of stock options was made to Dr. Shroot as a new hire grant and vests 25% on the first anniversary of the date of grant, and thereafter in 36 equal monthly installments.
(4)	Mr. Nomides resigned as Chief R&D Officer effective September 13, 2007.

Employment Agreements

On April 1, 2004, we entered into employment agreements with each of NEOs, namely Geert Cauwenbergh, Ph.D., Alfred Altomari, Albert C. Bristow, Charles T. Nomides, and Anne M. VanLent.

Throughout the second half of 2006, the Committee, in conjunction with management of the Company, undertook a thorough evaluation of its compensation practices for employees across all levels of the Company, including the executive officers. Specifically, the Committee reviewed whether or not all aspects of its compensation were at market levels when compared against both industry survey data and a selected group of peer biotechnology and emerging growth pharmaceutical companies that had a similar number of employees and revenues as the Company. Based on its review of all aspects of compensation, including base salary, benefits, and short and long term incentives, the Committee found that its guidelines for long term incentives for certain levels of management, as well as its executive officers, were below market.

As a result, on December 6, 2006, the Board approved the recommendations of the Committee for the Company to enter into an updated form of employment agreement for each of its NEOs that would contain provisions for payment of cash and other benefits in the event of an involuntary termination of an executive officer on a basis other than for cause, such as in the event of a Change in Control (as defined in the agreements). Each of these agreements were amended and restated on December 6, 2006. The Committee reviews and approves the terms of each executive employment agreement prior to execution and believes that the terms contained in these agreements are reasonable and customary for agreements of this type. Additional information regarding these agreements, including a quantification of benefits that would have been received by our NEOs had a termination occurred on December 31, 2007, is found under the heading “2007 Potential Payments upon Termination or Change of Control” on pages 24 and 25 of this Proxy Statement.

The benefits to be received by the executive officer whose employment is terminated other than for cause include: receipt of a lump sum payment equal to the executive’s then current salary; one year of the officer’s target cash bonus, and a pro-rated portion of the current year’s bonus; continuation of health benefits for one year after the termination of employment; the immediate vesting, or release of repurchase right, of any restricted stock, option or other equity award that would have otherwise vested or been released from restriction during the severance period; and six months from the date of termination to exercise any vested stock options. The severance period for the CEO is 18 months, and 12 months for each of the other executive officers. Each of the agreements may be terminated by either us or the executive with or without cause at any time. The Committee believes that these agreements will help secure the continued employment and dedication of our NEOs, notwithstanding any concern that they might have at such time regarding their own continued employment, prior to or after an actual or potential change of control.

On May 16, 2007, we also entered into an employment agreement with Dr. Braham Shroot under which Dr. Shroot serves as Chief Scientific Officer of the Company on substantially similar terms as the employment agreements for the other NEOs. In accordance with the terms of these employment agreements, each of the NEOs has agreed to certain confidentiality and non-competition provisions, and is entitled to participate in all bonus and incentive programs, including our equity compensation programs, with the amount of any such bonus or incentive being determined by the Committee.

Appointment of New CEO. On March 14, 2008, the Company entered into an employment agreement with Alfred Altomari in connection with his appointment as Chief Executive Officer, to be effective April 1, 2008. This employment agreement is substantially similar to terms as that agreement between the Company and Dr. Cauwenbergh, the Company’s former Chief Executive Officer.

Under this new employment agreement, Mr. Altomari is employed as our Chief Executive Officer at an annual salary of $370,000 per year, subject to any increases determined by the Committee from time to time. Mr. Altomari is entitled to participate in all bonus and incentive programs, including our equity compensation programs, with the amount of any such bonus or incentive being determined by the Committee. The agreement may be terminated by either us or Mr. Altomari with or without cause at any time. If Mr. Altomari terminates his agreement for good reason or if we terminate the agreement without cause, Mr. Altomari is entitled to receive a separation payment equal to 1.5 times his then current base salary plus 1.0 times his target annual cash bonus for the year of termination. Also, Mr. Altomari will be entitled to receive a pro-rated cash bonus for the year of termination based on target and number of days employed in the year of termination and medical coverage until the earlier of 12 months following the date of termination or the date he may be eligible to receive benefits elsewhere. Mr. Altomari is also entitled to immediate vesting of any restricted stock, option or other equity award to the extent of the vesting that would otherwise have occurred during the one year period following the termination, and will have six months from the date of termination to exercise any vested stock option award. In addition, if we complete certain specified corporate transactions, such as a merger or a sale of substantially all of our assets, or if more than 50% of our outstanding voting shares are acquired by any person or group, or if the executive dies or becomes disabled, then all shares of restricted stock, options or other equity awards will immediately vest, or be released from our repurchase right.

In connection with his appointment as Chief Executive Officer, the Company also granted Mr. Altomari options to purchase 320,000 shares of the Company’s common stock at an exercise price equal to the fair market value of the Company’s common stock on March 14, 2008. These options will vest 25% on the first anniversary of the date of grant, with the balance to vest in 36 equal monthly installments thereafter.

Appointment of New CFO. Additionally, on March 14, 2008, the Company entered into an employment agreement with Dennis P. Reilly in connection with his appointment as Chief Financial Officer, to be effective May 1, 2008. This employment agreement is substantially similar to terms as the Company’s agreement with Ms. VanLent.

Under his employment agreement, Mr. Reilly is employed as our Chief Financial Officer at an annual salary of $260,000 per year, subject to any increases determined by the Committee from time to time. Mr. Reilly is entitled to participate in all bonus and incentive programs, including our equity compensation programs, with the amount of any such bonus or incentive being determined by the Committee. The agreement may be terminated by either us or Mr. Reilly with or without cause at any time. If Mr. Reilly terminates his agreement for good reason or if we terminate the agreement without cause, Mr. Reilly is entitled to receive a separation payment equal to 1.0 times his then current base salary plus 1.0 times his target annual cash bonus for the year of termination. Also, Mr. Reilly will be entitled to receive a pro-rated cash bonus for the year of termination based on target and number of days employed in the year of termination and medical coverage until the earlier of 12 months following the date of termination or the date he may be eligible to receive benefits elsewhere. Mr. Reilly is also entitled to immediate vesting of any restricted stock, option or other equity award to the extent of the vesting that would otherwise have occurred during the one year period following the termination, and will have six months from the date of termination to exercise any vested stock option award. In addition, if we complete certain specified corporate transactions, such as a merger or a sale of substantially all of our assets, or if more than 50% of our outstanding voting shares are acquired by any person or group, or if the executive dies or becomes disabled, then all shares of restricted stock, options or other equity awards will immediately vest, or be released from our repurchase right.

In connection with his appointment as Chief Financial Officer, the Company also granted Mr. Reilly an option to purchase 70,000 shares of the Company’s common stock at an exercise price equal to the fair market value of the Company’s common stock on March 14, 2008. These options will vest 25% on the first anniversary of the date of grant, with the balance to vest in 36 equal monthly installments thereafter.

Separation Agreements

The Company entered into a separation agreement with Dr. Cauwenbergh effective April 1, 2008 consistent with the terms of Dr. Cauwenbergh’s employment agreement. Under this separation agreement, Dr. Cauwenbergh received a payment of $676,000 consisting of 1.5 times his base salary of $338,000 plus his annual target bonus of $169,000. Dr. Cauwenbergh also received a payment of $42,250 representing a 25% pro rata portion of his annual target bonus for 2008. Dr. Cauwenbergh will also be entitled to continuation of his medical benefits for up to 12 months from his date of separation. Any outstanding equity grant or award made prior to March 31, 2008 and still outstanding as of that date will continue to vest as long as Dr. Cauwenbergh remains in service as a member of the Company’s Board of Directors. As of the date Dr. Cauwenbergh ceases to serve as a member of the Board, any and all equity grants or awards made to him prior to March 31, 2008 and still outstanding which would have vested and become exercisable within the one year period following the date Dr. Cauwenbergh ceases to be a member of the Board, will become vested and/or exercisable as of that date. He will have a six (6) month period after the date on which he ceases to serve on the Board in which to exercise any then outstanding vested equity awards which were granted prior to March 31, 2008.

On March 11, 2008, the Company and Anne VanLent, the Company’s Executive Vice President, Chief Financial Officer, and Treasurer (“CFO”), agreed to a mutual separation, whereby Ms. VanLent shall continue as the CFO of the Company until April 30, 2008. In connection with this mutual separation, Ms. VanLent and the Company anticipate entering into a separation agreement on terms consistent with those contained in Ms. VanLent’s employment agreement. The separation agreement entered into between the Company and Ms. VanLent, if and when finalized and executed, will be filed as an exhibit to a Form 8-K or the Company’s next periodic report.

2007 Potential Payments upon Termination or Change of Control

The following table shows potential payments that might have been paid to our executive officers under their existing employment agreements for various scenarios involving a Change of Control or termination of employment of each of our executive officers, assuming a December 31, 2007 termination date and, where applicable, using the closing price of our common stock of $3.94 (as reported on the Nasdaq Stock Exchange as of December 31, 2007).

Named Executive Officer	Involuntary Termination without Cause or For Good Reason Before a Change of Control	Involuntary Termination without Cause or For Good Reason After a Change of Control	Upon a Change of Control(1)	Disability(2)
Geert Cauwenbergh, Ph.D(3)
Cash Severance	$676,000	$676,000	$0	$0
Cash Bonus	$169,000	$169,000	$0	$0
Continued Welfare	$14,883	$14,883	$0	$0
Acceleration Value of Stock Options(4)	$0	$0	$0	$0
Acceleration Value of Restricted Stock	$63,369	$190,106	$190,106	$190,106

Total Value	$923,251	$1,049,989	$190,106	$190,106

Alfred Altomari
Cash Severance	$386,100	$386,100	$0	$0
Cash Bonus	$100,100	$100,100	$0	$0
Continued Welfare	$20,238	$20,238	$0	$0
Acceleration Value of Stock Options(4)	$0	$0	$0	$0
Acceleration Value of Restricted Stock	$32,176	$96,529	$96,529	$96,529

Total Value	$538,615	$602,968	$96,529	$96,529

Albert C. Bristow
Cash Severance	$298,350	$298,350	$0	$0
Cash Bonus	$77,350	$77,350	$0	$0
Continued Welfare	$17,780	$17,780	$0	$0
Acceleration Value of Stock Options(4)	$138	$138	$138	$138
Acceleration Value of Restricted Stock	$14,660	$43,980	$43,980	$43,980

Total Value	$408,277	$437,598	$44,118	$44,118

Braham Shroot, Ph.D.
Cash Severance	$425,250	$425,250	$0	$0
Cash Bonus	$78,534	$78,534	$0	$0
Continued Welfare	$13,064	$13,064	$0	$0
Acceleration Value of Stock Options(4)	$0	$0	$0	$0
Acceleration Value of Restricted Stock	$0	$0	$0	$0

Total Value	$516,848	$516,848	$0	$0

Anne M. VanLent(5)
Cash Severance	$369,900	$369,900	$0	$0
Cash Bonus	$95,900	$95,900	$0	$0
Continued Welfare	$7,360	$7,360	$0	$0
Acceleration Value of Stock Options(4)	$0	$0	$0	$0
Acceleration Value of Restricted Stock	$19,043	$57,130	$57,130	$57,130

Total Value	$492,203	$530,290	$57,130	$57,130

(1)	The employment agreements for the executives provide for accelerated vesting of all outstanding equity rights held by each executive as of the date of a change of control, regardless of whether their employment is terminated.
(2)	The employment agreements for the executives provide for accelerated vesting of all outstanding equity rights held by each executive as of the date of the executive’s termination of employment on account of disability if the executive executes and does not revoke a release and continues to comply with the provisions of any confidentiality, non-competition or non-solicitation agreement with the Company to which the executive is subject.
(3)	Mr. Cauwenbergh resigned as our Chief Executive Officer effective as of March 31, 2008. In connection with his resignation, we entered into a Confidential Separation Agreement and General Release with Mr. Cauwenbergh on March 31, 2008, which is filed as Exhibit 10.1 on our Form 8-K filed April 2, 2008.
(4)	Only Mr. Bristow has stock options with an exercise price below the closing price per share at December 31, 2007.
(5)	Ms. VanLent will resign as our Chief Financial Officer effective as of April 30, 2008. In connection with her resignation, we anticipate entering into a separation agreement with Ms. VanLent on terms consistent with those contained in her employment agreement. The separation agreement entered into between us and Ms. VanLent, if and when finalized and executed, will be filed as an exhibit to a Form 8-K or our next periodic report.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth the number and value of all grants or equity awards made to each executive officer and outstanding as of December 31, 2007.

Option Awards					Stock Awards
(a)	(b)	(c)	(e)	(f)	(g)	(h)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Geert Cauwenbergh, Ph.D. CEO	2,970 108,748 18,750 12,500 65,000 15,750	0 7,252 6,250 12,500 97,500 47,250	3.50 8.00 15.52 9.68 7.43 6.87	1/19/14 3/24/14 4/1/15 3/31/16 12/6/16 4/3/17	— — — — 32,501 15,750	$ $	— — — — 128,054 62,055

Anne M. VanLent, EVP & CFO	7,383 5,940 5,507 11,250 7,500 19,000 5,000	0 0 368 3,750 7,500 28,500 15,000	0.80 3.50 8.00 15.52 9.68 7.43 6.87	1/1/13 1/19/14 3/24/14 4/1/15 3/31/16 12/6/16 4/3/17	9,499 5,000	$ $	37,426 19,700

Alfred Altomari, COO	75,000 4,000 31,405 11,250 10,000 26,500 11,250	0 0 2,095 3,750 10,000 39,750 33,750	1.00 3.50 8.00 15.52 9.68 7.43 6.87	8/18/13 1/19/14 3/24/14 4/1/15 3/31/16 12/6/16 4/3/17	— — — — — 13,249 11,250	$ $	— — — — — 52,201 44,325

Albert C. Bristow, General Counsel	32,000 1,500 14,687 11,250 7,500 15,700 3,312	0 0 313 3.750 7,500 23,550 9,938	1.50 3.50 3.50 15.52 9.68 7.43 6.87	10/21/13 1/19/14 1/22/14 4/1/15 3/31/16 12/6/16 4/3/17	— — — — — 7,849 3,313	$ $	— — — — — 30,925 13,053

Braham Shroot, Ph.D.	0	120,000	5.83	5/16/17	—		—

Charles T. Nomides, Chief R&D Officer	6,625 8,000 35,375 15,000 7,500 9,000 12,500	0 0 0 0 0 0 0	0.80 3.50 8.00 15.52 9.68 7.43 6.87	3/13/08 3/13/08 3/13/08 3/13/08 3/13/08 3/13/08 3/13/08	— —		— —

Option Exercises and Stock Vested

The following table sets forth the number of shares of common stock to be acquired upon exercise of a stock option as well as the number of shares of common stock acquired upon vesting of a stock award to each of the NEOs for the year ended December 31, 2007.

	Option Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Geert Cauwenbergh, Ph.D.	—	—	5,250	$36,067
			10,833	$44,415
Anne M. VanLent	—	—	1,667	$11,452
			3,167	$12,985
Alfred Altomari	—	—	3,750	$25,762
			4,417	$18,110
Albert C. Bristow	—	—	1,104	$7,584
			2.617	$10,730
Braham Shroot, Ph.D.	—	—	—	—
Charles T. Nomides(1)	—	—	4,166	$27,704
			1,500	$9,645

(1)	Mr. Nomides resigned from the Company effective September 13, 2007, at which time all outstanding awards of restricted stock that would have become vested within one year of his last date of employment became vested in full.

Equity Compensation Plan Information

The following table sets forth certain information as of the end of our fiscal year ended December 31, 2007 with respect to our compensation plans under which equity securities are authorized.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants or rights (a)	Weighted average price of outstanding stock options, warrants or rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))(c)
Equity compensation plans approved by security holders	3,125,901	$7.91	2,073,967	*
Equity compensation plans not approved by security holders	0	N/A	0
Total	3,125,901	$7.91	2,073,967

*	Effective as of January 1, 2008, this number reflects an additional 1,000,000 shares of common stock reserved for issuance under the Plan. The Plan contains an evergreen provision which provides for an automatic increase or reserved shares under the Plan each year on the first trading day in January of each calendar year by an amount equal to 5% of the total number of shares of common stock outstanding on the last trading day in December, not in excess of 1,000,000. This number also takes into consideration 150,391 shares of restricted common stock issued to certain employees under the Plan as of December 31, 2007, which is subject to future vesting. Future vesting is contingent upon the individual’s continued employment with the Company.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee. None of the members of our Compensation Committee has ever been our employee.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Robert Campbell, Chairman of the Committee

Peter Ernster

Carol Raphael

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Purchases of Raw Materials, Clinical Supplies and Commercial Supplies

Johnson & Johnson, which owns approximately 10.7% of the Company’s common stock, is the parent company of Janssen Pharmaceutica, N.V. In July 2004, the Company entered into an agreement with Janssen Pharmaceutica, N.V. under which the Company committed to purchase €1,000,000 (approximately $1,473,000) of inventory within the two-year period ending July 2008. The Company evaluates its ability to meet these future minimum commitments on a regular basis using current product demand along with estimated future product demand forecasts. If the Company determines it cannot meet the future minimum a charge is recorded to cost of product revenues. In 2007, the Company recorded a charge of $0.6 million related to this inventory commitment.

Director Compensation

Please see “Director Compensation” for a discussion of options granted to our non-investor, non-employee directors.

Executive Compensation and Employment Agreements

Please see “Discussion of Compensation and Components” for a discussion of additional information on compensation of our executive officers. Information regarding employment and restricted stock agreements with several of our executive officers is set forth under “Employment Agreements.”

Our Audit Committee is also responsible for certain corporate governance and legal compliance matters. As part of its compliance responsibilities, our Audit Committee must approve all transactions between us and any executive officer or director as required by NASDAQ Stock Market rules.

CODE OF CONDUCT

Our Board has adopted a Code of Conduct applicable to all of our directors, officers and employees. Violations of the Code of Conduct, including those involving accounting, internal accounting controls or auditing matters may be reported to our General Counsel, who the Board has designated as the compliance officer for the implementation and administration of the Code of Conduct. A copy of the Code of Conduct can be obtained from our Internet web site at www.barriertherapeutics.com without charge.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following report of the Audit Committee is required by the rules of the SEC to be included in this Proxy Statement. This report shall not be deemed incorporated by reference into any filing under The Securities Act of 1933, as amended or The Securities and Exchange Act of 1934, as amended, by virtue of any general statement in such filing incorporating this Proxy Statement by reference, except to the extent that the company specifically incorporates the information contained in this section by reference, and shall not otherwise be deemed filed under either the securities act or the exchange act.

The Audit Committee of the Board of Directors consists entirely of directors who are independent as defined by the listing standards of the National Association of Securities Dealers, Inc. In addition, at least one member of the Audit Committee is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K under the Securities Act of 1933, as amended. The Audit Committee has furnished the following report:

The purpose of the Audit Committee is to oversee and monitor the Company’s accounting and financial reporting process and the audits of the Company’s financial statements and the Company’s compliance with legal and regulatory requirements including without limitation those with respect to manufacturing quality assurance, healthcare compliance, drug safety and pharmacovigilence. The Audit Committee operates pursuant to a Charter that the Board first approved on February 27, 2004, as most recently amended on December 12, 2007, which is attached hereto as Appendix A.

Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s financial reporting process, accounting policies, internal controls and disclosure controls and procedures. Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. Generally Accepted Accounting Principles. The independent registered public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with U.S. generally accepted accounting principles. As set forth in the Audit Committee Charter, the Audit Committee’s responsibility is to monitor and oversee this process.

The Audit Committee, in consultation with the Company’s Principal Executive Officer, Principal Financial Officer, and Principal Accounting Officer, has reviewed and discussed with the Company’s independent registered public accounting firm the audited financial statements for the year ended December 31, 2007, as well as the overall scope and plans for the 2008 audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations and their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as currently in effect. Finally, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as currently in effect, has discussed with the independent registered public accounting firm their independence in relation to the Company and has considered the compatibility of non-audit services with such independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements of the Company for the fiscal year ended December 31, 2007, and the Attestation Reports of the Company’s Independent Registered Public Accounting Firm, each be included in the Company’s Annual Report on Form 10-K for such fiscal year, as filed with the Commission.

SUBMITTED BY THE AUDIT COMMITTEE

OF THE COMPANY’S BOARD OF DIRECTORS

Charles F. Jacey, Jr., CPA, Chairman of the Committee

Edward L. Erickson, MBA

Carol Raphael, MPA

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AUDIT FEES AND ALL OTHER FEES

The following table sets forth the aggregate fees billed by Ernst & Young LLP, our independent registered public accounting firm, for audit services rendered in connection with the consolidated financial statements and reports for 2007 and 2006 and for other services rendered during 2007 and 2006 on our behalf, as well as all out-of-pocket costs incurred in connection with these services, which have been billed to us (in thousands):

Fee Category	2007	% of 2007 Total	2006	% of 2006 Total
Audit Fees	$705	100%	$599	100%
Audit Related Fees	-0-	-0-	-0-	-0-

Total Audit Fees	$705	100%	$599	100%
Tax Fees:
Tax Compliance/Preparation	-0-	N/A	-0-	N/A

Total Fees	$705	100%	$599	100%

Audit Fees: Consists of fees billed for professional services rendered for the audit of our consolidated financial statements and review of the interim condensed consolidated financial statements, and other professional services rendered in connection with our offerings of common stock included in supplements in September 2006 and September 2007 to our registration statement on Form S-3 filed in May 2006, and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements, except those not required by statute or regulation.

Audit-Related Fees: Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees”.

Tax Fees: Consists of tax compliance/preparation and other tax services. Tax compliance and preparation consists of fees billed for professional services related to federal, state and international tax compliance.

In making its recommendation to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008, the Audit Committee has determined that the services other than audit and audit-related services provided by Ernst & Young LLP are compatible with maintaining the independence of Ernst & Young LLP.

AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our directors, certain of our officers and persons who own more than ten percent of our common stock, file reports of ownership of our securities and changes in ownership of our securities with the Securities and Exchange Commission. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required and all filings required to be made by our Section 16(a) reporting persons during fiscal year 2007 were made on a timely basis.

Directors’ Attendance at Annual Meeting of Stockholders

It is the policy of the Board that all directors attend the annual meeting of stockholders except where the failure to attend is due to unavoidable circumstances or conflicts discussed in advance by such director with the Chairman of the Board. All of our Board members attended the 2007 annual meeting of stockholders, and all members of the Board are expected to attend the 2008 annual meeting of stockholders.

Director Candidates

The process followed by our Corporate Governance and Nominating Committee to identify and evaluate director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and the Board.

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, our Corporate Governance and Nominating Committee will apply the criteria contained in the committee’s charter. These criteria include the candidate’s understanding of and experience in the pharmaceutical industry, understanding of and experience in accounting oversight and governance, finance and marketing and leadership experience with public companies or other significant organizations. We believe that the backgrounds and qualifications of our directors as a whole should collectively possess a broad range of skills, expertise, industry and other knowledge, and business and other experience useful to the effective oversight of our business.

Stockholders may recommend individuals to our Corporate Governance and Nominating Committee for consideration as potential director candidates by submitting their names, together with appropriate information about the candidate that would be required to be included in a proxy statement under the rules of the Securities and Exchange Commission, information about the relationship between the candidate and the recommending stockholder, the consent of the candidate to serve as a director and proof of the number of shares of our common stock that the recommending stockholder owns and the length of time the shares have been owned to: Corporate Governance and Nominating Committee, c/o Barrier Therapeutics, Inc., 600 College Road East, Suite 3200, Princeton, New Jersey 08540, Attention: Secretary, at least 120 days before the one-year anniversary of the date of mailing of our proxy materials for the prior year’s annual meeting of stockholders. Assuming that appropriate material has been provided on a timely basis, the committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. In addition, our bylaws provide certain requirements for advance notification of director nominations by stockholders. In order to be timely, a stockholder notice must be received in writing by our Secretary at our principal executive offices not less than 120 days or more than 150 days prior to the first anniversary of the preceding year’s annual meeting. These requirements are separate from and in addition to requirements that a stockholder must meet in order to have a stockholder proposal included in our proxy statement.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Proxy Statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at the following address or phone number: Barrier Therapeutics, Inc., 600 College Road East, Suite 3200, Princeton, New Jersey 08540, or by telephone at 609-945-1200. If you want to receive separate copies of the Company’s annual report and proxy statement in the future or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holders, or you may contact us at the above address and phone number.

Stockholder Communications with the Board of Directors

Our Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Our Chief Executive Officer is primarily responsible for monitoring communications from our stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Stockholders who wish to send communications on any topic to our Board as a whole should send such communication to the attention of the Chairman of the Board via U.S. Mail (including courier or expedited delivery service) to Barrier Therapeutics, Inc., 600 College Road East, Suite 3200, Princeton, New Jersey 08540 or by facsimile at 609-945-1212.

Stockholders who wish to send communications on any topic to an individual director in his capacity as a member of the Board, may send such communications to the attention of the individual director via U.S. Mail (including courier or expedited delivery service) to Barrier Therapeutics, Inc., 600 College Road East, Suite 3200, Princeton, New Jersey 08540 or by facsimile at 609-945-1212.

Stockholder Proposals to be Presented at the 2009 Annual Meeting

Stockholders may submit proposals on matters appropriate for stockholder action at annual meetings in accordance with the rules and regulations adopted by the Securities and Exchange Commission. Any proposal which an eligible stockholder desires to have included in our proxy statement and presented at the 2009 annual meeting of stockholders (which is expected to be held on or about June 4 2009) will be included in our proxy statement and related proxy card if it is received by us no later than January 1, 2009 (120 calendar days prior to the anniversary of the mailing date of this Proxy Statement) and if it complies with Securities and Exchange Commission rules regarding inclusion of proposals in proxy statements.

Other deadlines apply to the submission of stockholder proposals for the 2009 annual meeting that are not required to be included in our proxy statement under Securities and Exchange Commission rules. With respect to stockholder proposals relating to director nominations, see page 32 of this Proxy Statement. With respect to other stockholder proposals for the 2009 annual meeting, our bylaws provide certain requirements for advance notification by stockholders of business to be conducted at annual meetings but not necessarily included in our proxy statement. In order to be timely, a stockholder notice must be received in writing by our Secretary at our principal executive offices not less than 120 days nor more than 150 days prior to the first anniversary of the preceding year’s annual meeting. These requirements are separate from and in addition to requirements that a stockholder must meet in order to have a stockholder proposal included in our proxy statement. If a stockholder does not provide timely notice of a proposal, our proxy agents will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at the 2009 annual meeting.

Other Matters to be Considered at the Annual Meeting

The Board does not intend to bring any other matters before the Annual Meeting and has no reason to believe any other matters will be presented. If, however, other matters properly do come before the meeting, it is the intention of the persons named as proxy agents in the enclosed proxy card to vote upon such matters in accordance with the recommendation of the Board.

By Order of the Board of Directors,

ALBERT C. BRISTOW

Secretary

Princeton, New Jersey

April 25, 2008

APPENDIX A

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

OF BARRIER THERAPEUTICS, INC.

I. Purpose

The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Barrier Therapeutics, Inc. (the “Company”) is appointed by, and generally acts on behalf of, the Board. The Committee’s purposes shall be:

A.	To assist the Board in its oversight of (1) the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company, including the integrity of the Company’s financial statements and (2) the Company’s compliance with legal and regulatory requirements, including without limitation those with respect to manufacturing and quality assurance, healthcare compliance, drug safety and pharmacovigilence;

B.	To interact directly with and evaluate the performance of the independent auditors, including to determine whether to engage or dismiss the independent auditors and to monitor the independent auditors’ qualifications and independence; and

C.	To prepare the report required to be included in the Company’s annual proxy statement in accordance with Securities and Exchange Commission (the “SEC”) rules and regulations.

This Charter governs the operations of the Committee. Although the Committee has the powers and responsibilities set forth in this Charter, the role of the Committee is oversight. The members of the Committee are not full-time employees of the Company and may or may not be accountants or auditors by profession or experts in the fields of accounting or auditing and, in any event, do not serve in such capacity. Consequently, it is not the duty of the Committee to determine that the Company’s financial statements are complete and accurate, prepared in accordance with generally accepted accounting principles (“GAAP”), or fairly present the financial condition, results of operations, and cash flows of the Company in accordance with GAAP. These are the responsibilities of management, and the independent auditors are responsible for planning and carrying out proper audits and reviews of the Company’s financial statements. The Committee’s considerations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with GAAP, that the audit of the Company’s financial statements has been carried out in accordance with applicable auditing standards, or that the Company’s independent auditors are in fact “independent.”

II.	Membership

A.	Number and Independence. The Committee shall be composed of at least three directors, each of whom must be independent. A director shall qualify as independent if the Board has affirmatively determined that the member has satisfied the basic independence criteria set forth in the Company’s Corporate Governance Guidelines, that the director is independent. In addition, members of the Committee must also satisfy the following additional requirements in order to be independent:

1.	No Committee member or immediate family member of such Committee member may be an affiliated person of the Company or any of its subsidiaries, as that term is defined by the SEC;

2.	No Committee member shall accept, directly or indirectly, any consulting, advisory, or other compensatory fees from the Company or any of its subsidiaries, except for fees for services as a director and member of the Audit Committee and any other Board committee; and

3.	No Committee member shall have participated in the preparation of the financial statements of the Company or any subsidiary of the Company (exclusive of former subsidiaries that are no longer subsidiaries of the Company) during the past three years.

B.	Financial Literacy. All members of the Committee must be able to read and understand fundamental financial statements. At least one member shall have past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience or background which results in the member’s financial sophistication, including being or having been a chief executive officer, chief financial officer, or other senior official with financial oversight responsibilities in accounting or related financial management expertise. To the extent possible, such member of the Committee shall be an “audit committee financial expert” as that term is defined by the SEC.

C.	Selection and Removal. The members of the Committee shall be nominated by the independent directors of the Board or by its Nominating and Corporate Governance Committee and appointed by a majority of the Board for one-year terms or until their successors are duly appointed, subject to their earlier resignation, retirement, or removal. No member of the Committee shall be removed except by majority vote of the independent directors of the full Board then in office. The Board shall designate one member of the Committee to serve as Chairperson.

D.	Other Audit Committees. Generally, no member of the Committee may serve simultaneously on the audit committees of more than three public companies without a specific Board determination that such simultaneous service will not impair the ability of such Committee member to serve on the Committee.

III. Meetings, Procedures and Funding

A.	Meetings. The Committee shall meet as often as it may deem necessary and appropriate in its judgment, but in no event less than four times per year. A majority of the members of the Committee shall constitute a quorum.

B.	Auditor Meetings. The Committee shall meet with the independent auditors and management in separate meetings, as often as it deems necessary and appropriate in its judgment.

C.	Special Meetings. The Chairperson of the Committee or a majority of the members of the Committee may call a special meeting of the Committee.

D.	Additional Attendees. The Committee may request that any directors, officers, or employees of the Company, or other persons whose advice and counsel are sought by the Committee, attend any meeting to provide such information as the Committee requests.

E.	Delegation. The Committee may delegate authority to one or more members of the Committee where appropriate, but no such delegation shall be permitted if the authority is required by a law, regulation, or listing standard to be exercised by the Committee as a whole.

F.	Rules of Procedure. The Committee shall fix its own rules of procedure, which shall be consistent with the Bylaws of the Company and this Charter.

G.	Minutes. The Committee shall keep written minutes of its meetings, which minutes shall be maintained with the books and records of the Company.

H.	Reporting. The Committee shall report to the Board on the matters discussed at each meeting of the Committee, including describing all actions taken by the Committee at the meeting.

I.	Advisors. The Committee shall have the authority to obtain advice and assistance from internal and external legal, accounting and other advisors.

J.	Funding. The Company shall provide appropriate funding, as determined by the Committee, for the Committee to retain any legal, accounting or other advisors and to provide for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties, in each case without requiring the Committee to seek Board approval.

IV.	Duties and Responsibilities

The Committee shall have the following duties and responsibilities:

A.	Financial Reporting Process.

1.	Review and discuss with management and the independent auditors the annual audited financial statements to be included in the Company’s annual report on Form 10-K, the quarterly financial statements to be included in the Company’s quarterly reports on Form 10-Q, the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and any other significant financial disclosures to be included in SEC filings prior to their release. The Committee shall review major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of internal controls and any special audit steps adopted in light of material control deficiencies; analyses prepared by management and/or independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of financial statements, including analysis of the effects of alternative GAAP methods on the financial statements; the effect of regulatory or accounting initiatives, as well as off-balance sheet structures, on the financial statements; the use of pro forma or non-GAAP financial information; and any correspondence with regulators or published reports that raise material issues with respect to, or that could have a significant effect on, the Company’s financial statements.

2.	Recommend to the Board whether the audited financial statements should be included in the Company’s annual report on Form 10-K.

3.	Review earnings press releases prior to their release, as well as the types of financial information and earnings guidance provided to analysts and rating agencies.

B.	Risks and Control Environment.

1.	Discuss periodically with management the Company’s policies and guidelines regarding risk assessment and risk management, as well as the Company’s major financial risk exposures and the steps that management has taken to monitor and control such exposures.

2.	Review periodically the Company’s Code of Conduct, and shall have the sole authority to grant waivers of the Company’s Code of Conduct to the Company’s directors and executive officers.

3.	Meet periodically with the senior personnel performing the compliance officer function under the Code of Conduct , the general counsel’s office, the independent auditors and outside counsel to review the Company’s policies and procedures regarding disclosures that may affect the financial statements and compliance with applicable laws and regulations and the Company’s Code of Conduct.

4.	Oversee the Company’s disclosure controls and procedures, including internal control over financial reporting and, where applicable, oversee changes in internal control over financial reporting intended to address any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting and any fraud involving management or other employees that is reported to the Committee. In addition, the Committee shall review and discuss the annual report of management on the effectiveness of the Company’s internal control over financial reporting and the independent auditors’ attestation of, and report on, such management report, to the extent those reports are required by SEC rules.

C.	Independent Auditors.

1.	Sole authority to retain, set compensation and retention terms for, and terminate, oversee, and evaluate the activities of, the Company’s independent auditors. The independent auditors shall report directly to the Committee. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditors.

2.	Review and approve in advance the retention of the independent auditors for the performance of all audit and lawfully permitted non-audit services and the fees for such services. The Committee may delegate pre-approval authority to a member of the Committee or a subcommittee of members of the Committee. The decisions of any Committee member or members to whom pre-approval authority is delegated must be presented to the full Committee at its next scheduled meeting.

3.	Prior to initiation of the audit, meet with the independent auditors to discuss the planning and staffing of the audit, including determining that the independent audit firm has a process in place to address the rotation of the lead audit partner and other audit partners serving the account as required under the SEC independence rules.

4.	At least annually, obtain and review a report by the independent auditors describing: (i) the independent auditors’ internal quality-control procedures; and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities or a private sector regulatory board, within the preceding five years, respecting one or more independent audits performed by the firm, and any steps taken to deal with any such issues.

5.	Review periodically any reports prepared by the independent auditors and provided to the Committee relating to significant financial reporting issues and judgments including, among other things, the Company’s critical accounting policies and practices, alternative treatments within GAAP for policies and practices relating to material items that have been discussed with management, including the ramifications of such treatments and the treatment preferred by the independent auditors, and any other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

6.	Discuss with the independent auditors any audit problems or difficulties, including any restrictions on the scope of the independent auditors’ activities or on access to requested information, any disagreements with management, and any other matters required to be brought to the attention of the Committee under auditing standards (such as Statement on Auditing Standards No. 61). The Committee shall resolve any disagreements between the independent auditors and management.

7.	Take appropriate action to oversee the independence of the independent auditor. In this regard, the Committee shall ensure its receipt from the independent auditors of a formal written statement, consistent with Independence Standards Board Standard No. 1, delineating all relationships between the independent auditor and the Company, and shall actively engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that may affect the objectivity and independence of the independent auditors.

8.	After reviewing the reports from the independent auditors and the independent auditors’ work throughout the audit period, conduct an annual evaluation of the independent auditors’ performance and independence, including considering whether the independent auditors’ quality controls are adequate. This evaluation also shall include the review and evaluation of the audit engagement team, including the lead audit partner. In making its evaluation, the Committee shall take into account the opinions of management. The Committee shall present its conclusions with respect to the evaluation of the independent auditors to the Board.

9.	Set clear policies for the hiring by the Company of employees or former employees of the independent auditors.

D.	Evaluations and Reports.

1.	Annually review and assess the performance of the Committee and deliver a report to the Corporate Governance and Nominating Committee setting forth the results of its evaluation.

2.	Make regular reports to the Board on its activities, including reviewing any issues that arise respecting the quality and integrity of the Company’s public reporting, the Company’s compliance with legal and regulatory requirements, the performance and independence of the Company’s independent auditors, and the effectiveness of the Company’s disclosure controls and procedures.

3.	Prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

E.	Other Matters.

1.	Ensure procedures are established for the ongoing review and approval of all related-party transactions involving executive officers and directors.

2.	Ensure procedures are established for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, (ii) the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters, (iii) investigating violations of the Company’s Code of Conduct reported to the Audit Committee pursuant to the terms of the Code of Conduct, and (iv) review and investigate, as necessary, any other reported allegations of violations of the Company’s legal, regulatory, or other compliance requirements.

3.	Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for its approval.

4.	Maintain free and open communication with the Board, management and the independent auditors.

5.	Perform any other activities consistent with this Charter, the Company’s Certificate of Incorporation, the Company’s Bylaws and governing law as the Committee or the Board may deem necessary or appropriate.

As revised and approved on December 12, 2007

AMERICAN STOCK TRANSFER RE: BARRIER THERAPEUTICS 6201 15TH AVE. BROOKLYN, NY 11219

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Barrier Therapeutics, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE -1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Barrier Therapeutics, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	BARTH1	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BARRIER THERAPEUTICS, INC.

The Board of Directors recommends a vote “FOR” all nominees.

PROPOSAL 1. To elect three Class I directors, the three nominees listed below, to hold office until the Company’s 2011 Annual Meeting of Stockholders or until their respective successors are elected and qualified:

				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

NOMINEES:				☐	☐	☐

01) Alfred Altomari 02) Charles F. Jacey, Jr. 03) Edward L. Erickson

							For	Against	Abstain

PROPOSAL 2. To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2008.

The Board of Directors recommends a vote “FOR” Proposal 2.

							☐	☐	☐

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no instruction is specified with respect to the matter to be acted upon, the shares represented by the proxy will be voted FOR the nominees for election as the Class I directors and FOR the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company. If any other business is presented at the meeting, this proxy confers authority to vote and shall be voted in accordance with the recommendation of the Board of Directors of the Company. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and the related Proxy Statement.

NOTE: Please sign exactly as your name appears on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, guardian or acting in a representative capacity, please give full title as such. If a corporation, please indicate the full corporate name and have an authorized officer sign, stating title. If a partnership, please sign in partnership name by an authorized person.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	☐	☐

	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ANNUAL MEETING OF STOCKHOLDERS OF

BARRIER THERAPEUTICS, INC.

June 4, 2008

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

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BARRIER THERAPEUTICS, INC.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS

The undersigned, revoking all prior proxies, hereby appoints Alfred Altomari and Dennis P. Reilly or either of them acting singly in the absence of the other, each with the power to appoint his or her substitute, the proxy agents of the undersigned to attend the Annual Meeting of Stockholders of Barrier Therapeutics, Inc. (the “Company”) at the company headquarters, 600 College Road East, Princeton, New Jersey 08540, on June 4, 2008, at 10:00 a.m., local time, and any postponements or adjournments thereof, and with all powers the undersigned would possess if personally present, to vote upon the following matters as indicated on the reverse side.

PLEASE MARK, SIGN AND DATE THIS PROXY CARD AND

PROMPTLY RETURN IT USING THE ENCLOSED ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on reverse side.)